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infoUSA Inc.
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For Immediate Release

Contact: Arthur B. Crozier
Innisfree M&A Incorporated
212-750-5833

DOLPHIN SAYS THAT ISS RECOMMENDS SHAREHOLDERS VOTE FOR ALL DOLPHIN NOMINEES AND BY-LAW AMMENDMENT AT INFOUSA’S ANNUAL MEETING

STAMFORD, CONNECTICUT, May 16, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners which together own 2.0 million shares, or 3.6% of infoUSA Inc. (NASDAQ: IUSA), today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy voting advisory and corporate governance service, has recommended that infoUSA stockholders vote for all Dolphin nominees and by-law amendment and against management’s incumbent directors at the Company’s Annual Meeting of Stockholders on May 26, 2006.

“It is time to get the vote out,” said Donald T. Netter, Senior Managing Director of Dolphin. “Nearly 51% of shares are held by professional investors and institutions, including Dolphin. By voting at the 2006 annual meeting, we can bring about the ‘objectivity, accountability and fairness towards shareholders,’ which ISS believes are necessary for this Company.”

“We strongly urge all investors to vote the BLUE proxy card today in favor of our three independent and highly qualified Directors - Malcolm M. ‘Mick’ Aslin, Karl Meyer, and Robert Trevisani and our by-law amendment proposal.”

“The issues are crystal clear. As noted by ISS, infoUSA has a twin record of poor operating results and poor corporate governance. We urge shareholders to vote for the Dolphin nominees and their plan to build value thorough accountability,” said Mr. Netter. “We thank ISS for their support and we appreciate their careful review of the infoUSA record.”

ISS provides proxy advisory services to institutional investors, mutual funds, and other fiduciaries worldwide. The ISS report dated May 15, 2006 says in part:

“Representatives of the company claim that the current board can manage a ‘larger than life’ CEO. The evidence seems to cast some doubt on this assertion. IUSA trades at a discount to its peers, perhaps reflecting a ‘poor governance discount’, as reflected in the high director turnover, the large amount of related party transactions, and the poison pill exemption for Mr. Gupta.”

“A board that sets up a special committee to independently examine a takeover bid should not disband that committee solely because it comes to a conclusion that is unpalatable to those that are outside the committee; to hold otherwise would be to imply that a special committee exists solely to rubber-stamp a process.”

“Of course, it is difficult to identify with certainty the reasons for a trading multiple discount, but one possible explanation is the dissident’s contention that there is a “Gupta discount” holding down the IUSA share price. Although the company share price has tracked its peers, shareholders could reasonably argue that IUSA shares should have outperformed its peers but for the discount effect.”

“Corporate governance and operational and financial performance can go hand in hand. A company with poor governance practices may ignore viewpoints other than those of an imperial CEO, allowing strategic missteps to linger longer than they should.”

“At best, the nomination of insider-selected candidates is poor optics; at worst, it raises the specter of cronyism or an “old boys network” that may result in a board that may not oversee management with the detachment necessary to make objective decisions that are in the best interests of shareholders.”

“If the board continues to grant options to Mr. Gupta (the last grant was in March 2005), then the ability for Mr. Gupta to conduct a creeping takeover will only be exacerbated. As long as there is no cap on Mr. Gupta’s share ownership, he will be able to exercise ever-increasing levels of control over the company without paying a control premium to shareholders. Once Mr. Gupta crosses the 50% threshold, he will be able to exercise absolute control over IUSA.”

“Dr. Haddix [an infoUSA nominee] told us that he believes that the current board can manage a (in his terms) “larger than life” CEO. The evidence seems to cast some doubt on this assertion. For example, Dr. Haddix admitted to us that the board was not happy that Mr. Gupta made his public statement that the company was worth more than $18 a share, agreed with the dissidents that the $11.75 bid was “opportunistic,” and regretted Mr. Gupta’s statement that his low-ball offer was made merely to support the stock price. This fact pattern hints at a CEO who is not concerned with what his board will think of his actions.”

“After reviewing the facts and circumstances as outlined above, we believe that IUSA shareholders would be best served by voting for the dissident slate. In our opinion, the IUSA board needs an injection of objectivity, accountability and fairness towards shareholders. The dissidents’ skill sets and track record indicate that they could help to effect such change.”

infoUSA stockholders should sign, date and return the BLUE proxy card FOR Dolphin’s nominees and by-law amendment at the upcoming Annual Meeting of Stockholder on May 26, 2006. If you have any questions, or would like assistance in voting your shares, please contact the company that is helping us with this most important election, Innisfree M&A Incorporated, at 1-888-750-5834.

Dolphin encourages all stockholders to visit their Web site www.iusaccountability.com to learn more about Dolphin’s nominees and their plan to build stockholder value and to see important original documents involving Mr. Vinod Gupta and the infoUSA Board, which Dolphin obtained as part of an extensive books and records grant through the Court of Chancery of the State of Delaware on April 13, 2006.